Exhibit 99.1

EXHIBIT A

AGREEMENT

February 14, 2012

Arkady Volozh (“Volozh”), Belka Holdings Ltd. (“Belka”), Strickland Holdings Ltd. (“Strickland”), and BC&B Holdings B.V. (“BC&B”) hereby agree, pursuant to Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended (the “Act”), to file a joint statement on Schedule 13G under the Act in connection with their beneficial ownership of Class A Ordinary Shares of Yandex N.V. This Agreement applies to such Schedule 13G and any subsequent amendments thereto, and shall be included as an Exhibit to such Schedule 13G and each such amendment.

Volozh, Belka, Strickland, and BC&B state that they are each eligible to report beneficial ownership on Schedule 13G pursuant to the Act.

Volozh, Belka, Strickland, and BC&B shall each be responsible for the timely filing of the statement and any amendments thereto, and for the completeness and accuracy of the information concerning each of them contained therein, but shall not be responsible for the completeness or accuracy of the information concerning the others.

/s/ Arkady Volozh
Arkady Volozh

BELKA HOLDINGS LTD.

By:	/s/ Juan Moore
Name: Juan Moore
Title: Director

STRICKLAND HOLDINGS LTD.

By:	/s/ Maria Iasonos
Name: Maria Iasonos
Title: Director

BC&B HOLDINGS B.V.

By:	/s/ George Papachristoforou
Name: George Papachristoforou
Title: Director